UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 13, 2004

(Date of Earliest Event Reported)

PENN VIRGINIA RESOURCE PARTNERS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16735	23-3087517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 230
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (610) 687-8900

Item 2. Acquisition and Disposition of Assets.

            a. General Terms of the Acquisition. On July 13, 2004, Registrant, through its indirect wholly owned subsidiary, Loadout LLC, acquired from an affiliate of Massey Energy Company ("Massey") 50 percent of the membership interests of several limited liability companies which own and operate coal handling facilities for three industrial coal consumers in the chemical, paper and lime production industries located in Tennessee, Virginia and Kentucky. Massey is a Virginia corporation whose stock is publicly traded on the New York Stock Exchange under the symbol "MEE." The acquisition was made pursuant to a Purchase and Sale Agreement by and among A. T. Massey Coal Company, Inc., Martin County Coal Corporation, Tennessee Consolidated Coal Co., Tennessee Energy Corp. and Road Fork Development Company, Inc. and Loadout LLC and Penn Virginia Resource Partners, L.P. dated as of July 1, 2004. The purchase price was approximately $28.5 million in cash and was funded through an existing credit facility with PNC Bank, National Association. The final purchase price was the result of arms'-length negotiation among the parties and was based on the Registrant's analysis of likely future net incomes to be generated as a result of the acquisition.

The foregoing summary is subject to the full text of the Purchase and Sale Agreement and the press release with respect thereto, copies of which are attached hereto and incorporated herein by reference thereto.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

Exhibit 10. Purchase and Sale Agreement by and among A. T. Massey Coal Company, Inc., Martin County Coal Corporation, Tennessee Consolidated Coal Co., Tennessee Energy Corp. and Road Fork Development Company, Inc. and Loadout LLC and Penn Virginia Resource Partners, L.P. dated as of July 1, 2004 which closed on July 13, 2004 (Schedules and Exhibits deleted).

Exhibit 99. Press Release dated July 14, 2004.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2004

Penn Virginia Resource Partners, L.P.

By: Penn Virginia Resource GP, LLC,
its General Partner

By: /s/ Nancy M. Snyder

Nancy M. Snyder

Vice President